UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported): July 26, 2012

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On July 26, 2012, Monro Muffler Brake, Inc. (the “Company”) issued a press release announcing its operating results for the first quarter ended June 30, 2012, as well as estimated second quarter and fiscal 2013 comparable store sales growth and diluted earnings per share. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2012, the Company announced that John Van Heel will be appointed Chief Executive Officer of the Company, effective October 1, 2012. Mr. Van Heel currently serves as the Company’s President, a position he has held since March 2008. The Company also announced that, effective October 1, 2012, Robert G. Gross, the Company’s current Chairman of the Board and Chief Executive Officer, will be appointed Executive Chairman of the Board and will continue to serve the Company on a half-time basis with a focus on strategy, acquisitions and investor relations.

Mr. Van Heel, age 46, joined the Company in October 2002. As President, he has had responsibility for merchandising, marketing, customer service, training, real estate, acquisitions, distribution and facilities and, over the past several years, has developed the Company’s operating strategy with the field management. Mr. Van Heel has led the Company’s acquisition efforts including finding, analyzing, negotiating and integrating its acquired companies. He also worked with the Company’s management team to establish the Company’s direct import program, growing it to its current level of 30% of purchases, and was instrumental in moving the Company’s advertising to a more Internet-based approach, including its current mobile application. Just prior to his appointment as President in 2008, Mr. Van Heel served as the Company’s Executive Vice President—Store Support and Chief Administrative Officer.

The Company is working to finalize employment agreements with both Mr. Van Heel and Mr. Gross that will reflect their respective change in status.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	The following is a list of exhibits furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release, dated July 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC.
(Registrant)

July 26, 2012	By:	/s/ Catherine D’Amico
Catherine D’Amico
Executive Vice President – Finance, Secretary and Treasurer